Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Third Quarter 2009 Financial Results

LINCOLNSHIRE, Illinois - (November 9, 2009) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced its third quarter 2009 financial results.

BioSante incurred a net loss of approximately $6.4 million or ($0.21) per share for the quarter ended September 30, 2009, compared to a net loss of $6.6 million or ($0.24) per share for the same period in 2008.  This decrease in net loss was due to BioSante’s decision in April 2009 to delay screening of new subjects for its ongoing LibiGel® (testosterone gel) Phase III safety study, partially offset by the recognition of acquisition related costs of approximately $1.5 million related to the Company’s merger with Cell Genesys Inc., which closed October 14, 2009.  Screening of new subjects for the safety study has been reinitiated.

“There were three exciting and company-transforming events that occurred during or shortly after the third quarter,” said Stephen M. Simes, BioSante’s president and CEO.  “On August 13th, we closed a $12 million registered direct financing.  On October 14th, we closed our merger with Cell Genesys which together with the $12 million financing gives us enough cash on hand to complete the LibiGel clinical development program to and through submission of a new drug application (NDA) in the first half of 2011. Finally, On October 20th we announced that the independent Data Monitoring Committee (DMC) reviewed unblinded data in the LibiGel Cardiovascular and Breast Cancer Safety Study and based on this review of unblinded data, the DMC unanimously recommended continuation of the study as described in the study protocol, with no modifications.”

The Company’s cash and cash equivalents as of September 30, 2009 were approximately $13.2 million, as compared to cash, cash equivalents and short-term investments of approximately $14.8 million on December 31, 2008.  As of the completion of the merger with Cell Genesys on October 14, 2009, BioSante gained $23.2 million in cash, cash equivalents and short-term investments, after deducting anticipated estimated merger-related and other expenses, and assumed $22.0 million in principal amount of 3.125% convertible senior notes issued by Cell Genesys.  In addition to the $23.2 million in cash, the Company obtained, as a result of the merger, a portfolio of cancer immunotherapies (known as GVAX Immunotherapies) and other technologies.  Acquisition of these assets significantly expands the Company’s product portfolio.  Several GVAX Immunotherapies now are in human clinical trials at the Johns Hopkins Sidney Kimmel Comprehensive Cancer Center, at minimal cost to the Company.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology.  The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), as a vaccine adjuvant, including for an H1N1 (swine flu) vaccine, and drug delivery. In addition, BioSante will seek opportunities for its GVAX cancer immunotherapies and other newly acquired technologies.  Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often can be identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may” or the negative of these words or other words of similar meaning.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause BioSante’s actual results to be materially different than those expressed in or implied by BioSante’s forward-looking statements.  For BioSante, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing; BioSante’s need for and ability to obtain additional financing; the effect of general business and economic conditions; and risks arising from BioSante’s merger with Cell Genesys.  More detailed information on these and additional factors that could affect BioSante’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its registration statement on Form S-4 filed in connection with the merger with Cell Genesys and BioSante’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.  The information set forth in this news release speaks only as of the date hereof, and BioSante undertakes no obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

Alan Zachary, McKinney/Chicago; (312) 944-6784 ext. 316; azachary@mckinneychicago.com;

For information about participating in the LibiGel clinical studies call or visit the following:

877-BLOOM81;  www.bloomstudy.com